February 25, 2011

The Dreyfus/Laurel Funds, Inc.
200 Park Avenue

New York, NY 10166

Ladies and Gentlemen:

We have acted as counsel to The Dreyfus/Laurel Funds, Inc., a Maryland corporation (the “Corporation”), in connection with the filing with the Securities and Exchange Commission (the “SEC”) of Post-Effective Amendment No. 121 to the Corporation’s Registration Statement on Form N-1A (File Nos. 033-16338; 811-05202) (the “Post-Effective Amendment”), registering an indefinite number of shares of Dreyfus BASIC S&P 500 Stock Index Fund and Dreyfus Disciplined Stock Fund; Investor and BASIC shares of Dreyfus Bond Market Index Fund; Class A, Class B, Class C, and Class I shares of Dreyfus Small Cap Fund and Dreyfus Tax Managed Growth Fund; Class A, Class C, and Class I shares of Dreyfus Opportunistic Fixed Income Fund; Class R and Investor shares of each of Dreyfus Money Market Reserves and Dreyfus U.S. Treasury Reserves; and Class R, Investor, Class B, and BASIC shares of Dreyfus AMT-Free Municipal Reserves, each a series of the Corporation, (collectively, the “Shares”) under the Securities Act of 1933, as amended (the “1933 Act”).

            You have requested our opinion as to the matters set forth below in connection with the filing of the Post-Effective Amendment.  For purposes of rendering that opinion, we have examined the Post-Effective Amendment, the Corporation’s articles of incorporation, as amended (the “Charter”), and bylaws, and the corporate action of the Corporation that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate.  We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinions, we have also relied on a certificate of an officer of the Corporation.  In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind.  We have further assumed that, as of any date of determination, the number of issued Shares of each class and series will not exceed the number of such Shares authorized to be issued under the Charter.  We have not verified any of those assumptions.

            Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the federal laws of the United States of America and the laws of the State of Maryland that, in our experience, generally are applicable to the issuance of shares by entities such as the Corporation.  We express no opinion with respect to any other laws.

            Based upon and subject to the foregoing, we are of the opinion that:

K&L/GATES

The Dreyfus/Laurel Funds, Inc.

February 25, 2011

1.         The Shares to be issued pursuant to the Post-Effective Amendment have been duly authorized for issuance by the Corporation; and

            2.         When issued and paid for upon the terms provided in the Post-Effective Amendment, the Shares to be issued pursuant to the Post-Effective Amendment will be validly issued, fully paid, and nonassessable.

This opinion is rendered solely in connection with the filing of the Post-Effective Amendment.  We hereby consent to the filing of this opinion with the SEC in connection with the Post‑Effective Amendment and to the reference to this firm in the statement of additional information that is being filed as part of the Post-Effective Amendment.  In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ K&L Gates LLP

Consent of Independent Registered Public Accounting Firm

The Board of Directors

The Dreyfus/Laurel Funds Inc.:

We consent to the use of our reports, dated December 28, 2010, on Dreyfus BASIC S&P 500 Stock Index Fund, Dreyfus Bond Market Index Fund, Dreyfus Disciplined Stock Fund, Dreyfus Money Market Reserve, Dreyfus AMT-Free Municipal Reserves, Dreyfus Small Cap Fund, Dreyfus Tax Managed Growth Fund, Dreyfus U.S. Treasury Reserves, and Dreyfus Opportunistic Fixed Income Fund, each a series of The Dreyfus/Laurel Funds Inc., (collectively the “Funds”), incorporated by reference herein and to the references to our firm under the headings “Financial Highlights” in the prospectuses and “Counsel and Independent Registered Public Accounting Firm” in the statement of additional information.

KPMG LLP/s/

New York, New York

February 25, 2011